Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191647
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, without par value	1,500,000	$57.72	$86,580,000	$11,151.50

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(c) under the Act, the maximum offering price per unit was calculated as the average of the high and low sales prices of shares of Common Stock as quoted on the NASDAQ on August 25, 2014.

Kraft Foods Group, Inc.
Social Stock Plan™
1,500,000 Shares of Common Stock
__________________________
Kraft Foods Group, Inc. (including its direct and indirect subsidiaries, “Kraft,” the “Company,” “we,” “us,” or “our”) is pleased to offer the opportunity to participate in the Kraft Social Stock Plan described in this prospectus (the “SSP” or the “Plan”). The SSP offers long-term individual investors a convenient and inexpensive way to purchase and sell shares of our common stock, without par value (our “Common Stock”), and to reinvest cash dividends in additional shares of our Common Stock.
As described in more detail in this prospectus, the following features are available to Plan participants (“participants,” “you,” or “your”):

•	No Fees to Buy or Sell Shares. Purchase and sell shares of our Common Stock without paying any fees or commissions.

•	Investment Amounts. Make automatic monthly or one-time purchases, in each case of at least $10. Purchases in any combination are subject to a limit of $10,000 in any 30-day period.

•
Simple Enrollment and Easy to Purchase Options. Enroll and purchase shares of our Common Stock directly through www.loyal3.com/kraft using the LOYAL3® Web and social media platform. Participants may also access these Web sites through Kraft’s Facebook page using a LOYAL3® purchase application.

•	Convenient Payment Options. Pay for share purchases electronically from your checking account. Automatic monthly investments of $10, $25, or $50 may also be made with approved credit or debit cards.

•	Fully Electronic Shareholder Communications. To participate in the SSP, purchasers must agree, subject to applicable law, to receive all shareholder communications from Kraft electronically.

•	Review Your Positions Online. Access your positions and history and engage in Plan transactions through www.loyal3.com/kraft using the LOYAL3® Web and social media platform.

•
No Control over Exact Timing of Transactions. You should not purchase shares through the Plan if you want complete control over the exact timing of transactions or the purchase or sales price of shares, as Plan transaction orders are executed on a batched basis. The Plan may be suspended, modified, or terminated at any time.

Shares of Common Stock offered under the Plan are offered through LOYAL3 Securities, Inc. (“LOYAL3 Securities”). LOYAL3 Securities will act as your broker and agent in all Plan transactions and you must open a brokerage account (“LOYAL3 Account”) with LOYAL3 Securities. You do not have to be a current shareholder of Kraft to participate in the SSP.
Our Common Stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “KRFT.” On August 28, 2014, the closing price of our Common Stock was $58.48 per share. Please read this prospectus carefully and keep it for future reference.
__________________________

Investing in our Common Stock involves risks. See “Risk Factors” on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus is August 29, 2014.

__________________________

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus or prospectus supplement filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different or additional information with respect to this offering. You should only assume that the information in this prospectus and any free writing prospectus or prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state where the offer is not permitted.

(i)

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. In this prospectus, we provide you with specific information about the Common Stock we are selling as part of the Plan and about the SSP itself. This prospectus includes or incorporates by reference important information about us and other information you should know before making a decision to invest in our Common Stock. This prospectus also adds, updates, and changes information contained or incorporated by reference in this prospectus. To the extent that any information in this prospectus or any information incorporated in this prospectus by reference is inconsistent with the information previously incorporated in this prospectus by reference, the information in the previously incorporated information is deemed modified or superseded by the related information in this prospectus or the information incorporated in this prospectus by reference, as the case may be. You should read this prospectus as well as the additional information described under “Incorporation by Reference” before investing in our Common Stock. You can read the related registration statement and exhibits on the SEC’s Web site or at the SEC as described under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Kraft,” the “Company,” “we,” “us,” and “our” refer to Kraft Foods Group, Inc. and its direct and indirect subsidiaries and references to “Common Stock” or “shares” refer to our common stock, without par value.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov.
Our filings are also available on our Web site at www.kraftfoodsgroup.com, as soon as reasonably practicable after we submit such material to the SEC. Please note, however, that we have not incorporated any other information by reference from our Web site, other than the documents listed below under the heading “Incorporation by Reference.”
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” certain information into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business, and results.
We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, on or after the date we file this prospectus (other than information “furnished” under Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2013;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 2, 2014 and July 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2014, February 28, 2014, May 8, 2014, and May 29, 2014; and

•
the description of our capital stock provided under the heading “Description of Our Capital Stock” in the information statement attached as Exhibit 99.1 to our Registration Statement on Form 10 (File No. 001-35491), together with any amendment or report filed with the SEC for the purpose of updating such description.

We will provide you with a copy of any of these filings at no cost, if you submit a request to us at the following address or telephone number:
Kraft Foods Group, Inc.
Three Lakes Drive
Northfield, IL 60093
Attention: Office of the Corporate Secretary
Telephone: (847) 646-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have incorporated by reference herein and therein contain a number of forward-looking statements. Words such as “anticipate,” “intend,” “project,” “estimate,” “expect,” “plan,” “continue,” “believe,” “may,” “will,” and variations of those words and similar expressions are intended to identify our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that affect our business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; our ability to maintain, extend and expand our reputation and brand image; our ability to differentiate our products from other brands; increasing consolidation of retail customers; changes in relationships with our significant customers and suppliers; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to drive revenue growth in our key product categories, increase our market share, or add products; volatility in commodity, energy and other input costs; changes in our management team or other key personnel; our geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; our ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures; our indebtedness and our ability to pay our indebtedness; disruptions in our information technology networks and systems; our inability to protect our intellectual property rights; weak economic conditions; tax law changes; the tax treatment of our spin-off from Mondelēz International, Inc.; volatility of market-based impacts to postemployment benefit plans; pricing actions; and other factors. You should also note the risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K, and any subsequent reports we file on Forms 10-Q and 8-K which are incorporated by reference into this prospectus. The forward-looking statements in this prospectus and the documents incorporated by reference herein and therein speak only as of the date of the document in which the forward-looking statement is made, and we disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law or regulation.

OUR COMPANY
We manufacture and market food and beverage products, including cheese, refrigerated meals, refreshment beverages, coffee, and other grocery products, primarily in the United States and Canada. Our product categories span all major meal occasions, both at home and in foodservice locations.
We are a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000.
RISK FACTORS
Investing in our Common Stock involves risk. Before you decide whether to purchase our Common Stock, you should carefully consider the risk factors described below and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013, and subsequent reports we file on Forms 10-Q and 8-K, which are incorporated by reference into this prospectus. These risks could materially and adversely affect our business, results of operations, and financial condition and could result in a partial or complete loss of your investment.
Additional Risks Relating to Participation in the Plan
You will not have control over the exact timing of transactions and you will not know the price of the shares of Common Stock you are purchasing or selling under the Plan at the time you authorize the transaction.
You should not purchase shares of our Common Stock through the Plan if you want complete control over the exact timing of transactions or the purchase or sales price of shares, as Plan transaction orders are executed on a batched basis – meaning that your order will be batched or combined with orders from other participants. Unlike a market order placed in an ordinary brokerage account, there may be a substantial delay between the time you enter your purchase or sale order and the time it is executed. The time between the placement of a purchase or sale order and the execution of that order could be two to four business days or possibly longer. Order processing may be further delayed by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion). In the event of a trading halt or Plan activity suspension, purchase and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.
As a result of the batch method of transactions, the price of shares of our Common Stock may fluctuate, perhaps significantly, between the time you decide to purchase or sell your shares under the Plan and the time of actual execution of such transaction, potentially causing you to suffer a greater loss on your investment. During this time period, you may become aware of additional information that might affect your investment decision, but you will not be able to change or cancel your purchase authorization. In addition, due to the fluctuation in the price of shares, you may not know the actual number of shares of Common Stock that you have purchased until after the applicable purchase date.
We have not established a minimum dividend payment level for our Common Stock and there are no assurances of our ability to pay dividends on our Common Stock in the future.
We have not established a minimum dividend payment level for our Common Stock. Further, our ability to pay dividends may be harmed by the risk factors described in our most recent Annual Report on Form 10-K and other documents incorporated by reference herein. The declaration of future dividends on our Common Stock is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, capital requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making. In addition, the terms of the agreements governing our debt or debt that we may incur in the future may limit or prohibit the payment of dividends. There are no assurances of our ability to pay dividends on our Common Stock in the future.
Dividends on shares held in the Plan will be automatically reinvested.
Except in certain circumstances, you will not receive cash dividends on your shares held in the Plan. If we declare a cash dividend payable on your shares, the dividend will be automatically reinvested by the purchase of shares under the Plan, unless the dividend payout is $0.25 or less, in which case LOYAL3 may deposit the dividend in cash in your LOYAL3 cash account.

We may limit, add to, suspend, modify, or terminate the SSP at any time.
At any time and in our sole discretion, we may limit, add to, suspend, modify, or terminate the SSP or any of its terms and conditions, which could result in the realization of substantially fewer benefits to participants than what you may expect. We have no prior experience with the implementation of a program such as the Plan. We may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate. We have reserved the right to change the terms and conditions of the program or to modify, suspend, or cancel the program in its entirety at any time. Any of these actions could keep you from realizing any meaningful benefit from the SSP, and you could realize substantially fewer benefits of participation than what you may expect.
All communications with Plan participants will be electronic, meaning that you will not be provided with paper communications and must rely on having access to the Internet.
Subject to applicable laws and rules, all shareholder communications will be made electronically, either via email, email notification to access online information, or as otherwise contemplated herein. As a result, you should not expect to receive shareholder communications through the mail. Electronic communications will include, among others, confirmations of transactions, account statements, annual reports, proxy materials and shareholder communications, notices of modifications of LOYAL3’s privacy policies as well as other basic communications, including information about your LOYAL3 Account. Generally, the only way to get paper copies of these communications is to print them from a computer. Regular and continuous Internet access is required to access all communications relating to your shares in the Plan and your LOYAL3 Account. You should not invest through the Plan if you do not have regular and continuous Internet access.
Should you revoke your consent to electronic delivery to receive paper copies of these communications, your revocation will constitute a request to liquidate your shares held in your LOYAL3 Account on your behalf, unless you provide instructions for a transfer of your shares from LOYAL3 Securities to another U.S. financial institution that makes those communications available through non-electronic means. Any such revocation will be deemed effective as of the date of the liquidation or transfer and will not affect any such communications previously delivered by LOYAL3 Securities, or pertaining to transactions or matters occurring prior to the transfer. It is likely that you will only be able to transfer your whole shares and will have to receive cash in lieu of your fractional shares. There can be no assurance that you will be able to effect the transfer requested and communication in paper form in a timely manner.
Bank and credit card costs could effectively diminish any possible investment returns.
If you pay for purchases of shares under the Plan electronically from your checking account or with credit or debit cards, you may be charged fees and interest by your bank or credit card company. Using a credit card or drawing from a bank account on which you would be paying fees or interest on a Plan purchase could effectively diminish any possible investment returns.
The administration and operation of the Plan is significantly dependent on information technology.
The Plan utilizes a Web and social media platform with novel features, posing increased operational risk associated with the use of new technologies. Because all purchases under the Plan will be placed through e-commerce Web sites, participants must rely on LOYAL3 to securely collect, transmit, and store electronic information in connection with its administration of the Plan. Despite any security measures that LOYAL3 may put in place, its and its service providers’ information technology systems may be susceptible to damage, disruptions, or shutdowns due to hardware failures, computer viruses, hacker attacks, telecommunication failures, user errors, catastrophic events, or other factors. Any damage or disruption to, or shutdown suffered by, information technology systems used in connection with the Plan could interrupt Plan administration and expose participants (current and past) to the risk that others may obtain unauthorized access to their confidential information, including personal information and credit card and other financial data.
Investing in our Company with LOYAL3 through the LOYAL3 platform may pose increased risk and offer you fewer protections than investing with a larger broker-dealer or certain other plan administrators.
LOYAL3 will process the transactions through which participants acquire shares in the Plan. LOYAL3 is relatively new to the role of administering a public offering (whether for us or another issuer) and may not be as well capitalized as traditional broker-dealers or certain other plan administrators. Accordingly, if you invest in our Company through the Plan, you may not be able to satisfy liabilities for violations of the securities laws in connection with the Plan to the same extent you might if you invested through a traditional broker-dealer, underwriter, or other plan administrator.

DESCRIPTION OF THE PLAN
Summary
The Plan is a paperless, fully electronic plan, designed to provide long-term individual investors with a convenient and inexpensive way to purchase and sell shares of our Common Stock. Shares for the Plan will be purchased in the open market or, if the Company determines, may be issued directly by the Company, and will be held at the Depository Trust & Clearing Corporation. LOYAL3 has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. LOYAL3 may grant a broker discretion as to any or all of the matters described above. Whether or not we provide shares for purchase is at our sole discretion. We anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in the SSP, our current and projected capital needs, and available sources of capital.
The Plan is not designed for short-term investors, as investors will not have complete control over the exact timing of transactions or the purchase or sales price of shares of our Common Stock under the Plan. See “—Timing of Purchases,” “—Price of Purchased Shares,” and “—Sale of Shares.” The Plan is designed primarily for customers and other investors who have a long-term perspective and affinity for the Company and its values.

•	No Fees to Buy or Sell Shares. Participants can purchase and sell shares of our Common Stock without paying any fees or commissions.

•	Investment Amounts. Participants may make automatic monthly or one-time purchases, in each case of at least $10. Purchases in any combination are subject to a limit of $10,000 per 30-day period.

•
Simple Enrollment and Easy Purchase Options. Participants can enroll and purchase shares of Common Stock under the Plan directly through www.loyal3.com/kraft using the LOYAL3 Web and social media platform. Participants may also be able to access these Web sites through Kraft’s Facebook page using a LOYAL3 purchase application.

•
Convenient Payment Options. All purchases through the Plan must be paid by participants in an electronic format. For all purchases, you may pay by using electronic transfer (“ACH”) from your designated checking account or from funds already in your LOYAL3 Account. You may use an approved credit or debit card only for automatic monthly share purchases in pre-set amounts of $10, $25, or $50; however, availability of credit or debit cards may change from time to time as reflected in the online application for purchases or as notified by LOYAL3.

•	Stock Rewards™. At its discretion, the Company may also grant stock in return for promotional considerations or other considerations such as minimum product purchases or participant loyalty.

•
Social Stock Reward™ Benefits. Participants may be provided opportunities to receive the benefits described in offers provided by us including access to special products, services or events, early access to Company products or services, and other benefits that we may choose for participants. Any such offers may be made on any terms we determine, or not at all, in our sole discretion.

•
Share Discounts. At its discretion, alone or as part of the Social Stock Rewards program, the Company may also provide discounts on share purchases to all Participants or to certain groups of customers, employees, suppliers, or other individuals. Additionally, we may, at our sole discretion, grant shares of our Common Stock in return for promotional considerations or other considerations such as minimum product purchases.

•	Fully Electronic Shareholder Communications. To participate in the Plan, purchasers must agree, subject to applicable law, to receive all shareholder communications from Kraft electronically.

•	Review Your Positions Online. Access your positions and history and engage in Plan transactions through www.loyal3.com/kraft using the LOYAL3 Web and social media platform.

•
No Control Over Exact Timing of Transactions. You should not purchase shares through the Plan if you want complete control over the exact timing of transactions or the purchase or sales price of shares, as Plan transaction orders are executed on a batched basis. The Plan may be suspended, modified, or terminated at any time.

LOYAL3
LOYAL3 Securities, Inc. (“LOYAL3 Securities”), a U.S. registered broker-dealer, will act as your broker and agent in all Plan transactions and you must open a brokerage account (“LOYAL3 Account”) with LOYAL3 Securities. LOYAL3 Labs, Inc. (“LOYAL3 Labs”) designs the technology platform and provides additional services for the Company. Together they are referred to as “LOYAL3” in this prospectus. We will be paying LOYAL3 Securities and LOYAL3 Labs for brokerage, technology, and other services. We expect to pay LOYAL3 a fee of up to $10.00 per participant making one or more purchases on the LOYAL3 platform per year.

Any questions regarding the Plan should be submitted as follows:

Chat:	Use the “chat” function at www.loyal3.com

Email:	Send an email to Support@loyal3.com

U.S. Postal Service:     Kraft Foods Group Social Stock Plan
c/o LOYAL3 Support Services
P.O. Box 26027
San Francisco, CA 94126
Be sure to include your name, address, daytime phone number, the email address you are using for the Plan, and a reference to “Kraft” on any written correspondence.
Eligibility and Enrollment
You are eligible to participate in the Plan if you meet the requirements outlined below. Enrollment is available at any time online through www.loyal3.com/kraft using the LOYAL3 Web and social media platform. The Plan is currently available only to U.S. residents, and you may only enroll if you are of the age of majority for the state in which you reside. We may later allow foreign residents to join the Plan, which may depend upon your country of residence and other factors as we determine in our discretion.

•
Participating in the Plan. You may participate in the Plan by making an initial automated monthly investment of at least $10 per month, or an initial one-time investment of at least $10. You may not invest more than $10,000 per 30-day period. Any exemption from the maximum investment must be approved by the Company by contacting the Company through LOYAL3. We may choose to waive or modify the maximum investment from time to time at our sole discretion.

•
Online Bank Debits. At any time, you can make a one-time purchase or set up an automated monthly investment by accessing www.loyal3.com/kraft to authorize an investment via an ACH bank debit from your checking account. Funds for purchases will not be returned once they have been withdrawn from your checking account and used to purchase shares, including fractional shares.

•
Automated Monthly Bank Debits or Credit/Debit Card Charges. For automated monthly investments in the pre-set amounts of $10, $25, or $50, payments may be made via either recurring ACH debits from your checking account or from an approved credit or debit card. Funds will be withdrawn from your checking account or charged to your credit or debit card on the date you choose from the options available on the enrollment Web site. Using a credit card or drawing from a bank account on which you would be paying fees or interest on a Plan purchase could effectively diminish any possible investment returns. The ability to use credit and debit cards may be terminated by either Kraft or LOYAL3 at any time. Automatic monthly purchases and related payments will continue at the level you set until you change your preferences online, which must be completed by 12:01 a.m. Eastern Time on the scheduled investment date in order to be effective for that date. Funds for purchases will not be reversed from any credit card payment with the exception of reversals to address a fraudulent charge by a third party. In addition, if you sell all of your shares of our Common Stock held in the Plan, your automatic monthly purchase authorization may be canceled.

•	When Purchase Funds are Not Available. In the event that any payment from you is rejected or not honored, LOYAL3 may sell any shares of our Common Stock in your LOYAL3 Account to cover those funds.
Additional Investments
Once enrolled in the Plan, you can make additional one-time or automated monthly purchases.

Source of the Shares
Shares of our Common Stock needed to meet Plan requirements will, at our option, either be purchased in the open market or may be issued by us, and will be held at the Depository Trust & Clearing Corporation.
Timing of Purchases
Open Market. Share purchases in the open market will occur on a daily basis on the first regular trading day following receipt of good funds from you (or on the next trading day if the NASDAQ Global Select Market (the “Market”) is not open), which normally takes two to four business days after your order is entered, but may be longer. You will own the shares as noted in your purchase confirmation upon settlement of the open-market transaction.
Purchases from Us. Purchases of shares from us will be made as of the next closing of a regular trading day on the Market after your order is placed, which may be the same day if you place the order and it is acknowledged before 3:00 p.m. Eastern Time on a regular trading day (or one hour before the closing time of the Market on a day when the market is scheduled to close before 4:00 p.m. Eastern Time). For example, an order placed on Friday night after the Market closes would receive the closing price reported on the next regular trading day, typically Monday. You will own the shares as noted in your purchase confirmation upon receipt of the shares by LOYAL3 Securities.
Trade Halts and Black-Out Periods. Please note that the timing of any purchase orders may be affected by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by Kraft (at LOYAL3’s or Kraft’s sole discretion). In the event of a trading halt or Plan activity suspension, purchase, and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.
Price of Purchased Shares
Open-Market Purchases. If shares required by the Plan are purchased in the open market, the share price will be the average share price of the batch or batches in which your order is included.
Purchases from Us. If shares required by the Plan are purchased directly from us, the share price will be the closing price of our shares as reported on the Market at the close of the trading day following your order according to the timing described above under “—Timing of Purchases.”
Discounts/Potential Discounts. At its discretion, the Company may also provide discounts on purchases of shares in the Plan to specific groups, including but not limited to customers, suppliers, or to all participants in the Plan. You may check the Web site at www.loyal3.com/kraft for information regarding the discount rates being offered with respect to a particular investment date. We reserve the right to periodically change or discontinue a discount rate or to offer different discount rates for different types of investments under the Plan. If no discount is disclosed, no discount will be in effect. If shares in the Plan are purchased by automatic monthly investments, they may be subject to any applicable discount at the time of each particular purchase depending on the terms of the specific offer. Additionally, Kraft at its discretion may grant shares of its Common Stock in return for promotional or other considerations or as a reward for customer loyalty.
Sale of Shares
You may sell, with no transaction fees, all of your shares held in the Plan or a specific whole-share portion of your shares at any time after you have received a confirmation that the purchase order for your shares has been placed. You may do so by entering sale instructions online. Sale orders received by 2:00 p.m. Eastern Time will typically be batched for execution the same trading day by a third-party brokerage firm. The share sale price will be the average share price of the batch or batches in which your sale order is included. The timing of any sale order processing may be affected by market events such as trade halts or suspension of Plan trading activity initiated by LOYAL3 or by Kraft (at LOYAL3’s or Kraft’s sole discretion). In the event of a trading halt or Plan activity suspension, purchase, and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt is lifted.
In order to transfer proceeds from the sale of shares held in the Plan, you must have a current account entered into your Plan profile. When a request to transfer funds to your checking account is submitted, the funds will be sent electronically to your specified account and are typically credited to your checking account one to three business days after you submit your transfer request.

Subject to certain restrictions, if you would like to transfer all of your whole shares held in the Plan out of the Plan, you may do so by instructing LOYAL3 Securities in writing to transfer your account to another U.S. financial institution. LOYAL3 Securities will do this without charging a fee. You will be able to transfer all of your whole shares held in the Plan and then sell any fractional share holdings. The resulting cash will be transferred to the checking account designated on the LOYAL3 platform.
Electronic Book-Entry of Shares
Shares in the Plan will be maintained in your name in book-entry form. Physical certificates are not available.
Communications and Reports to Participants
By becoming a participant in the Plan, you agree, for so long as you continue as a participant or hold shares through the Plan or remain a customer of LOYAL3, to receive all communications from Kraft and LOYAL3 electronically either via email or email notification to access online information (except when Kraft or LOYAL3 is required to provide the option for non-electronic communication or documentation by law or regulation upon your request). Electronic communication will include, but will not be limited to, confirmations of transactions, account statements, proxy materials and shareholder communications, notices of modifications of the privacy policies of LOYAL3 as well as other basic communications, including information from LOYAL3. Any communications electronically delivered by LOYAL3 to your password-protected area of the Plan participant site will be deemed to have been received by you at the time notice by email is sent to your email address, and any communications delivered by email when sent to your email address. You agree to advise LOYAL3 promptly of any change of your email and/or residential address. You also agree to notify LOYAL3 promptly of any errors or omissions in any transaction or in the handling of your Plan participation.
You will also consent to electronically receive U.S. tax reporting documents (such as an IRS Form 1099-B reflecting proceeds in the case of a sale of shares held in the Plan) unless you affirmatively opt to receive them in paper form either by writing to LOYAL3 Support Services, P.O. Box 26027, San Francisco, CA 94126 or by email using the “Support” button in your account (include your name, address, daytime phone number, the email address you are using for the Plan, and a reference to “Kraft”).
Termination of Plan Participation
You may discontinue participation in the Plan at any time by selling all of your shares held in the Plan. However, if dividends or other distributions are payable to you after the sale of all your shares, they will still be reinvested, the resultant shares will be credited to you in the Plan and you will remain a participant.
Cost to Participants
Applicable fees are as follows:

Plan enrollment	No charge
Purchase of shares	No charge (other than the purchase price of the shares)
Sale of shares	No charge
Dividend reinvestment	No charge
If you pay for purchases of shares under the Plan electronically from your checking account or with credit or debit cards, you may be charged fees and interest by your bank or credit card company. Using a credit card or drawing from a bank account on which you would be paying fees or interest on a Plan purchase could effectively diminish any possible investment returns.
Additional Information about the Plan

•
Voting. As a Plan participant, you enjoy all the voting rights and privileges associated with ownership for your shares in the Plan. You will receive all shareholder communications electronically, including proxy materials and annual reports. You will be given the opportunity to vote your shares in the Plan. None of your shares held in the Plan will be voted in any way unless authorized by you.

•
Dividends. If the Company declares a cash dividend payable on your shares held in the Plan, the dividend (for both whole shares and fractional shares) will be automatically reinvested by the purchase of shares under the Plan in the same manner as other purchases are conducted (unless the dividend payout is $0.25 or less, in which case LOYAL3 may deposit the dividend into your LOYAL3 cash account).

•
Responsibilities. Neither the Company nor LOYAL3 can assure you a profit or protect you against a loss on the shares of Common Stock that you purchase under the Plan. Neither the Company nor LOYAL3 nor any of their affiliates will be liable for any act done in good faith, or as required by applicable law, or for any good faith omission to act. This includes, without limitation, any claims for liability relating to the prices at which shares of our Common Stock are purchased or sold for you, the dates of purchases or sales, or any change in the value of the shares.

Your Plan participation represents an investment in our Common Stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither we nor LOYAL3 will provide any investment advice. You must make independent investment decisions on the purchase and sale of shares in the Plan based upon your own judgment and research.

You are responsible for all costs that you separately incur in connection with Plan participation, such as the cost of your Internet service provider or any fees that your bank may charge you for electronic funds transfer and delivery. You are responsible for providing notice of any change in your email address, or other personal or payment information on the LOYAL3 platform.

•
Plan Changes or Interpretations. This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. We reserve the right to add to, suspend, modify, or terminate the Plan at any time. You will receive notice of any significant addition, suspension, modification, or termination. The Company and LOYAL3 also reserve the right to change any administrative procedures of the Plan without notice if the changes do not change the material terms of the Plan.

We or LOYAL3 will determine any question of interpretation arising under the Plan, and any such determination will be final. Any action taken by us or LOYAL3 to effectuate the Plan in the good faith exercise of our or its respective judgment will be binding on all parties.

•
Handling of Stock Splits and Other Distributions/Anti-dilution. The number of shares of our Common Stock registered under the Registration Statement for the Plan (of which this prospectus forms a part) as well as any calculation of shares held by you and any calculations based on shares (such as the purchase price) will reflect any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain federal income tax consequences to U.S. participants in the Plan. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS, and court decisions as of the date hereof, any of which could be changed, possibly on a retroactive basis, at any time (including, without limitation, U.S. rates of taxation). Prospective participants in the Plan should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.
This summary is limited to U.S. participants (as defined below) in the Plan who hold shares of our Common Stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Code). A “U.S. participant” is a participant in the Plan who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This summary does not purport to deal with all aspects of taxation that may be relevant to participants who receive special treatment under the U.S federal income tax laws except to the extent discussed specifically herein. If a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes is a participant in the Plan, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A participant that is a partnership and the partners in such partnership should consult their tax advisors regarding the tax consequences of ownership and disposition of our Common Stock through the Plan.
This summary assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares prior to a sell order of shares by identifying another permitted method to LOYAL3 via email to Support@LOYAL3.com. Participants should consult their tax advisors regarding the appropriate method for them in light of their particular circumstances.
Participants should consult their tax advisors to determine the tax consequences of participating in the Plan in light of their particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes).
Distributions
For U.S. federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by us on the participant’s behalf) will be treated as dividends to the extent paid out of our “earnings and profits.” Dividends paid to an individual that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Code, generally, under current law, will be taxed at the applicable capital gain rate. To the extent that a distribution exceeds the Company’s “earnings and profits” (which is not expected to be the case), it is deemed to be a return of capital. A return of capital reduces a participant’s basis in its shares, but not below zero. To the extent a return of capital exceeds a participant’s basis, it is treated as a capital gain. The IRS Form 1099 sent to each participant annually will indicate the total amount of dividends paid to the participant.
A corporate recipient of dividends reinvested under the Plan may be entitled to a dividends-received deduction allowed by Section 243 of the Code, subject to various limitations. However, if such corporate recipient is subject to the alternative minimum tax, a portion of the dividends-received deduction will be treated as an adjustment that increases alternative minimum taxable income.
Under IRS rulings, dividends which are reinvested by a participant under the Plan in original issue Common Stock purchased from us will be treated, for U.S. federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under the Plan in this manner will therefore be treated as having received a distribution equal to the fair market value, on the date such purchases are made, of the Common Stock acquired through such reinvestment. Shares of Common Stock purchased from the Company with reinvested dividends generally will have a tax basis equal to the amount of the dividend distribution.
A participant whose dividends are reinvested under the Plan in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend. Shares of Common Stock purchased on the open market generally will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend.
A participant for whom shares of original issue Common Stock are purchased from us with optional cash payments will generally not be treated as having received a distribution with respect to the shares of Common Stock so purchased.
Dispositions of Common Stock
A participant’s holding period for shares of Common Stock acquired through the Plan begins on the day following the purchase of such shares of Common Stock.
A participant that receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share of Common Stock credited to its account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares are sold pursuant to the participant’s request when it withdraws from the Plan or when whole shares of Common Stock are sold or exchanged by the participant after the shares of Common Stock have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for its shares of Common Stock or fraction of a share of Common Stock and its tax basis therefor, as adjusted to reflect the portion, if any, of dividends received thereon constituting a return of capital (nontaxable distributions) for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss. IRS Form 1099 will be sent to each participant for any shares of Common Stock sold through the Plan.
Backup Withholding
Under backup withholding rules, dividends which are reinvested pursuant to the Plan may be subject to backup withholding, currently at the rate of 28%, unless the participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the LOYAL3 with its taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.
The Plan is currently available only to U.S. residents, and you may only enroll if you are of the age of majority for the state in which you reside. We may later allow foreign residents to join the Plan, which may depend upon your country of residence and other factors as we determine in our discretion. Foreign participants, if any, should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of our Common Stock.

USE OF PROCEEDS
If shares of Common Stock are purchased by LOYAL3 on the open market, we will not receive any proceeds. In the event that shares are issued by us, we expect to use the proceeds, if any, from the sale of shares of Common Stock under the Plan for general corporate purposes, which may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption, or retirement of securities, including our Common Stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to such use.

PLAN OF DISTRIBUTION
The shares of Common Stock offered pursuant to the Plan are offered directly to Plan participants. There are no expenses charged to participants in connection with purchases of shares under the Plan. All costs of administering the Plan will be paid by us. Our Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted.
LEGAL MATTERS
Hunton & Williams LLP, Richmond, Virginia, will pass upon the validity of the shares of the Common Stock.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Kraft Foods Group, Inc.
Social Stock Plan
1,500,000 Shares of Common Stock

__________________________

August 29, 2014